Exhibit 10.1

EXECUTION COPY

December 16, 2004

Cornelius D. Mahoney

Woronoco Bancorp, Inc.

31 Court Street

Westfield, Massachusetts 01086-0978

Dear Mr. Mahoney:

In connection with the anticipated merger (the “Merger”) of Woronoco Bancorp, Inc. (the “Company”) with and into Berkshire Hills Bancorp, Inc. (the “Parent”) as contemplated by the Agreement and Plan of Merger, dated as of December 16, 2004, by and between the Parent and the Company (the “Merger Agreement”), which is entered into as of today, the Company, Woronoco Savings Bank (the “Company Bank”) and you hereby enter into this agreement (this “Agreement”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in the Merger Agreement.

1. Options. Prior to December 31, 2004, you hereby agree to exercise any and all vested options for the purchase of Company common stock (the “Options”) that you hold as of the date hereof and, with respect to any such Options that are “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), subject to any restrictions on sale pursuant to applicable law, sell the shares of the Company’s common stock underlying such Options, such that all income from such exercise shall be included in your gross income for 2004. For the avoidance of doubt, and notwithstanding anything herein to the contrary, any income that you derive from the exercises of the Options (and sale of the underlying shares) as set forth in the preceding sentence shall not be taken into account in computing any benefits under any plan, program or arrangement of the Parent, the Company Bank, the Company or their affiliates.

2. 2004 Payment. Prior to December 31, 2004, the Company shall pay to you an amount equal to the amount set forth on Exhibit A (the “2004 Payment”). For the avoidance of doubt, and notwithstanding anything herein to the contrary, the payment set forth in the 2004 Payment shall not be taken into account in computing any benefits under any plan, program or arrangement of the Parent, the Company Bank, the Company or their affiliates.

3. Payment following the Effective Date. On the eighth day following the Effective Date, subject to your execution as of the Effective Date and non-revocation of a general release in the form attached hereto as Exhibit B, the Company shall pay you a lump sum payment in cash in the amount set forth on Exhibit A (the “Effective Date Payment”). For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Effective Date Payment shall not be taken into account in computing any benefits under any plan, program or arrangement of the Parent, the Company Bank, the Company or their affiliates. In the event that the Effective Date does not occur, you shall not be entitled to any payment under this Section 3.

4. Supplemental Executive Retirement Agreement. (a) Amendments. Section 1 of the of the Supplemental Executive Retirement Agreement dated as of June 19, 2002 by and between the Company Bank and you (the “SERP”) is hereby amended to delete the definitions of Change of Control and Good Reason, and Section 3 of the SERP is hereby amended to read in its entirety as follows:

“Section 3. Termination of Employment Prior to a Retirement Date

(a) Except as otherwise provided in this Section 3, in the event of the Executive’s termination of employment prior to a Retirement Date, other than by reason of his death or Disability, no Supplemental Benefit shall be payable to the Executive.

(b) In the event of the Executive’s voluntary termination of employment prior to a Retirement Date other than by reason of his death or Disability, if the Executive has attained age 55 as of the effective date of his termination of employment, then the Executive shall receive a Supplemental Benefit determined in accordance with and payable under Section 2 of this Agreement, except that the Supplemental Benefit described in Section 2(a) shall be reduced by six percent (6%) for each full year by which the Executive’s date of termination precedes the Executive’s 62nd birthday.

(c) In the event of the Executive’s termination of employment prior to a Retirement Date by reason of his death or Disability, the Executive or the Executive’s Beneficiary, as the case may be, shall receive a Supplemental Benefit determined in accordance with and payable under Section 2 of this Agreement, as if his date of termination of employment were his Retirement Date.”

In all other respects the SERP shall remain in full force and effect. As of the date hereof, the Company Bank and the Executive have amended the Supplemental Executive Retirement Agreement with the Executive to the extent necessary to effectuate the foregoing.

(b) Estimated Benefit Entitlement. You hereby agree that, if you were to terminate employment with the Company voluntarily on April 1, 2005, the lump sum present value of your Supplemental Benefit would be the amount set forth on Exhibit A, and that without regard to when your Supplemental Benefit commences or is paid or the form of distribution of such benefit, in no event shall your total Supplemental Benefit exceed such amount (although your benefit may be less based upon the actual benefit calculation under the SERP and the then applicable actuarial factors). You understand that you shall not be entitled to any Supplemental Benefit in the event that you have not attained age 55 as of the Effective Date. You hereby agree that, notwithstanding anything contained in the SERP, to the extent permissible under Section 409A of the Code, your Supplemental Benefit may be paid to you in a lump sum (actuarially reduced consistent with Section 5 of the SERP) if the Company so elects.

5. Supplemental Executive Retirement Plan. (a) Amendments. You hereby agree to the amendment of the Supplemental Executive Retirement Plan (the “Excess ESOP”) to provide (i) for the freeze of the Excess ESOP effective as of December 31, 2004, (ii) for the deletion of all references to and provisions relating to Change in Control and (iii) that the only benefit that you will be entitled to under the Excess ESOP upon any termination of employment, whether prior to or after the Effective Date, shall be your accrued and vested Supplemental ESOP Benefit (as defined in the ESOP SERP) as of the date hereof, plus any additional amounts that may be credited to your Supplemental ESOP Benefit Account in respect of the 2004 plan year annual contributions to the ESOP (as defined in the ESOP SERP). In all other respects the ESOP SERP shall remain in full force and effect. As of the date hereof, the Company Bank has amended the ESOP SERP of the Company Bank to the extent necessary to effectuate the foregoing.

(b) Supplemental ESOP Account. You hereby agree that Exhibit A accurately reflects (i) the number of shares of Company common stock allocated to your Supplemental ESOP Account as of the date hereof, (ii) the maximum number of shares that may be allocated to your Supplemental ESOP Account in respect of 2004 plan year annual contributions and (iii) the amount of any cash dividends in your Supplemental ESOP Account as of the date hereof, and acknowledge that these amounts accurately reflect your maximum entitlements under the ESOP SERP and that in no event shall your Supplemental ESOP Benefit be greater than the aggregate of the amounts on Exhibit A (although the actual benefit may be less based upon the fair market value of Company common stock).

6. Executive Split Dollar Life Insurance Agreement/Medical Continuation.

(a) Executive Split Dollar Life Insurance Agreement. The Executive Split Dollar Life Insurance Agreement dated as of December 17, 2003 by and between the Company Bank and you (the “Split Dollar Agreement”) is hereby amended to delete Section 6 of the Split Dollar Agreement in its entirety, and you hereby agree that the sole benefit to which you will be entitled under the Split Dollar Agreement, if any, is the benefit under Section 5 thereof.

(b) Medical Continuation. For the three year-period following the Effective Date, the Company will continue to provide you with access to medical and dental coverage under its group plan as in effect from time to time with respect to similarly situated executives of the Company, including any cost sharing or contributions required to be made by you, provided, that, to the extent that the Company is unable to provide you with (or ceases to be able to provide you with) such continuation coverage under the terms of its insurance policies as in effect from time to time, the Company shall pay to you a cash payment equal to the Company’s cost of providing such coverage reduced by an amount equal to the then applicable employee contributions. You shall pay the Company the co-pay for such coverage, as determined by the Company based on the cost of the coverage to be provided to you, on an annual basis in advance, with the first such installment payable on the Effective Date and the remaining annual co-pays payable on January 1 of each year after the year in which the Effective Date occurs. Your eligibility for “COBRA” continuation coverage under Section 4980B of the Code shall commence upon the Effective Date and the COBRA coverage period shall run simultaneously with and offset the three-year period under this Section 6(b). Subject to the terms of the Company’s plan and applicable law, after expiration of the medical benefits as provided in the first sentence of this Section 6(b) (the “Continuation Benefits”) and until your attainment of age 65, the Company shall honor the resolution passed by the Nominating, Compensation and Corporate Governance Committee of the Board of Directors of the Company dated as of September 15, 2004 with respect to you regarding post-employment medical plan access at your sole expense to the extent permitted by the rules of the Massachusetts Bankers Association Group Trust (the “Post Continuation Benefits”). Subject to any additional limitations of the plans and applicable law, the Continuation Benefits shall cease if, and to the extent that you become eligible for, and the Post Continuation Benefits shall cease if, and to the extent that you receive, coverage under another employer’s plan or plans for medical or dental insurance benefits, as the case may be. In the event that the Effective Date does not occur, you shall not be entitled to any benefit under this Section 6(b).

7. Termination of the Prior Agreements; Agreement to Remain Employed Through Effective Time. You hereby agree that, in consideration for entering into this Agreement, effective as of the date hereof, the Employment Agreement by and between the Company and you, effective as of March 19, 1999, as amended and restated as of March 1, 2001, and the Employment Agreement by and between the Company Bank and you, effective as of March 19, 1999, as amended (the “Prior Agreements”) shall be null and void and no person or entity shall be obligated to pay to you or any person any amounts in respect of the Prior Agreements. Further, in consideration of the benefits conferred upon you and the Company pursuant to this Agreement, you hereby agree not to terminate your employment with the Company or any of its subsidiaries prior to the Effective Time, and, prior to the Effective Time, the Company agrees not to terminate your employment with the Company or its subsidiaries without the prior written consent of the Parent. You hereby represent and warrant that, but for the benefit plans and agreements of or with the Company or the Company Bank that are specifically referred to herein, any tax-qualified pension plans or insured welfare benefit plans of the Company Bank and your rights in respect of outstanding stock options and restricted stock in respect of Company common stock under the Company’s stock option plans, you are not entitled to or eligible for any other payments or benefits under any plans, agreements or arrangements of or with the Company or the Company Bank and hereby waive any rights with respect thereto.

8. Withholding and Reduction. The Company will withhold and deposit all federal, state and local income and employment taxes that are owed with respect to all amounts paid or benefits provided to or for you by the Company or any affiliate pursuant to this Agreement. You and the Company agree that none of the payments and benefits payable or provided to you or for your benefit under this Agreement or otherwise in connection with the Merger are expected to constitute “excess parachute payment” within the meaning of Section 280G of the Code. However, notwithstanding anything to the contrary contained in this Agreement or the Prior Agreements, in no event shall the aggregate payments or benefits to be made or afforded to you under this Agreement or otherwise (the “Payments”) constitute an “excess parachute payment” under Section 280G of the Code and in order to avoid such a result the Payments will be reduced, if necessary, to an amount such that when aggregated with all other payments, benefits or distributions in the nature of compensation to or for your benefit, whether paid, payable or provided pursuant to this Agreement or otherwise (the “Aggregate Payments”), the value of such Aggregate Payments shall be equal to three (3) times your “base amount,” as determined in accordance with Section 280G of the Code, less $1,000.00. You hereby agree to report any amounts paid or benefits provided under this Agreement for purposes of Federal, state and local income, employment and excise taxes in a manner consistent with the manner in which the Company reports any such amounts or benefits for purposes of Federal, state and local income, employment and excise taxes. All determinations required to be made hereunder shall be made by KPMG LLP.

9. Successors. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company, the Company Bank and their successors and assigns. From and after the Effective Date, the “Company” shall mean the “Parent,” except to the extent the context indicates otherwise.

10. Waiver. Failure of the Company to demand strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any such term, covenant or condition on any occasion or multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition.

11. Governing Law and Jurisdiction. The Agreement is governed by and construed under the laws of the State of Delaware, without regard to conflict of laws rules. You, the Company and the Parent (a) hereby consent to submit to the exclusive personal jurisdiction of any Federal court located in the State of Massachusetts or any court of the State of Massachusetts in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and (b) hereby waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with the Agreement. Each party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Agreement.

12. Entire and Final Agreement. Except for the letter agreement entered into between you and the Parent dated as of the date hereof (the “Non-Compete Agreement”), this Agreement shall supersede any and all prior oral or written representations, understandings and agreements of the parties with respect to their employment relationship (including, but not limited to all correspondence, memoranda and term sheets and the Prior Agreements), and it contains the entire agreement of the parties with respect to those matters. Except for the Non-Compete Agreement, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Once signed by the parties hereto, no provision of this Agreement may be modified or amended unless agreed to in a writing, signed by you and a duly authorized officer of the Company and subject to the prior written consent of the Parent.

13. Assignment. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by you. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by the Company without your prior written consent, to a person or entity other than an affiliate or parent entity of the Company or its successors or assigns; provided, however, that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

14. Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

15. Notices. All notices required by this Agreement shall be sent in writing and delivered by one party to the other by overnight express mail to the following persons and addresses:

If to the Company:	Woronoco Bancorp, Inc.
31 Court Street
Westfield, Massachusetts 01086-0978

If to you:	At the most recent address on file at the Company.

16. Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, and each of which shall be considered an original for all purposes.

If the foregoing is satisfactory, please so indicate by signing and returning to the Company and the enclosed copy of this letter whereupon this will constitute our agreement on the subject.

WORONOCO BANCORP, INC.

By:	/s/ Debra L. Murphy
Date:	December 16, 2004

WORONOCO SAVINGS BANK

By:	/s/ Debra L. Murphy
Date:	December 16, 2004

ACCEPTED AND AGREED TO:

/s/ Cornelius D. Mahoney
CORNELIUS D. MAHONEY
Date: December 16, 2004

EXHIBIT A

2004 Payment (Section 2):	$2,000,000

Effective Date Payment (Section 3):	$2,329,000

Total SERP Benefit (Section 4(b))	$1,334,662

Total ESOP SERP Benefit (Section 5(b))

13,519.97 shares currently allocated

5990.44 shares allocable in respect of 2004 annual contribution

$18,927.72 dividends reinvested in shares (assuming Company stock price of $36.54)

$2,816.71 dividends held in cash

$734,654.69 aggregate value of Total ESOP SERP Benefit (assuming Company stock price of $36.54)

EXHIBIT B

RELEASE

For and in consideration of the payments and other benefits described in the agreement dated as of December 16, 2004 (the “Agreement”) by and among Woronoco Bancorp, Inc. (the “Company”), and Woronoco Savings Bank (the “Company Bank”), and Cornelius D. Mahoney (“Executive”) and for other good and valuable consideration, Executive hereby releases the Company, its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”), his separation from employment with the Affiliated Entities or derivative of Executive’s employment, which Executive now has or may have against the Released Parties, whether known or unknown to Executive, by reason of facts which have occurred on or prior to the date that Executive has signed this Release. Such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of Executive’s employment with the Affiliated Entities, as well as any and all claims under state contract or tort law.

Executive has read this Release carefully, acknowledges that Executive has been given at least 21 days to consider all of its terms and has been advised to consult with any attorney and any other advisors of Executive’s choice prior to executing this Release, and Executive fully understands that by signing below Executive is voluntarily giving up any right which Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. Executive also understands that Executive has a period of seven days after signing this Release within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to Executive pursuant to the Agreement until eight days have passed since Executive’s signing of this Release without Executive’s signature having been revoked. Finally, Executive has not been forced or pressured in any manner whatsoever to sign this Release, and Executive agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the obligations of the Company or Executive set forth in the Agreement or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Company or Executive (including, without limitation, obligations to Executive under any outstanding stock options or restricted stock awards or obligations under any tax-qualified pension plan or insured welfare benefit plans, all of which shall remain in effect in accordance with their terms); or (ii) obligations to indemnify Executive respecting acts or omissions in connection with Executive’s service as a director, officer or employee of the Affiliated Entities.

This Release, and the attached covenants, are final and binding and may not be changed or modified except in a writing signed by both parties.

12/16/04	/s/ Debra L. Murphy
Date	WORONOCO BANCORP, INC.

12/16/04	/s/ Cornelius D. Mahoney
Date	EXECUTIVE